PROMISSORY NOTE

Principal Amount: $25,000 Issue Date: April 19, 2024

Accredited Solutions, Inc., a Nevada corporation (the "Maker" or "Borrower") promises to pay to the order of Leonite Capital LLC, a Delaware limited liability company, (the "Holder" or "Lender") the principal sum of twenty five thousand Dollars ($25,000), together with interest accrued thereon calculated at the rate of eighteen (18%) percent per annum as set forth herein (the "Note").

The consideration to the Maker for this Note is the Principal Amount to be paid by the Holder to the Maker on the Issue Date, less a legal fee of $5,000 which the Holder shall withhold from the amount advanced to the Maker to cover the Holder's legal fees in connection with this Note.

The entire principal balance shall be due and payable on April 19, 2025 (the "Maturity Date").

Interest for the period from the Issue Date through the Maturity Date shall be due and payable monthly with the first payment due one month after the Issue Date and continuing each month thereafter with the last interest payment due on the Maturity Date, provided however, that if a payment equal to the Principal Amount is made towards the balance due under the Note, within thirty (30) days of the Issue Date, with time being of the essence, in cash or in any manner agreed to by the Holder, then the Note shall be deemed to have been paid in full and no interest shall be owed by the Maker.

Maker shall be allowed to prepay this Note at any time without penalty. Holder will use all of the prepayments to reduce first any additional charges then outstanding, then the outstanding interest, and then the amount of principal that is owed under this Note.

Upon a default by the Maker hereunder or upon the maturity of the loan, (i) a liquidated damages charge equal to 30% of the outstanding balance due under the Note ("Liquidating Damages") will be assessed and will become immediately due and payable to the Holder, either in form of a cash payment or as an addition to the Principal Amount due under the Note, at the sole discretion of the Holder; (ii) the outstanding balance due under this Note shall thereafter bear interest thereon at the lower of (a) the highest rate permitted by applicable law or (b) twenty four percent (24%) per annum (the "Default Rate") until the unpaid balance of the principal and interest shall have been paid in full ("Default Interest"); (iii) the Holder, at its sole discretion, may declare the entire outstanding balance due under this Note, to be immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived by the Borrower, and the Borrower shall pay to the Holder, an amount equal to the Principal Amount then outstanding (including Liquidating Damages) plus accrued and unpaid interest through the date of the Event of Default, together with all costs, including, without limitation, legal fees and expenses of collection, and Default Interest through the date of full repayment. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. The damages resulting from a default under this Note are difficult if not impossible to qualify. Accordingly, the parties acknowledge that the liquidated damages provision contained herein is justified.

In the event any payment called for by this Note would result in the violation of applicable usury laws, then any amount paid in excess of the maximum amount on interest allowed by law shall be applied towards a reduction of the outstanding principal balance.

The occurrence of any one or more of the following events shall constitute a default under this Note: (a) failure of Maker to pay any principal, fees or interest or other payment due under this Note,

with a grace period of five (5) business days; (b) the filing of any petition under federal bankruptcy law or any similar federal or state statute by or against Maker; (c) an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of Maker; (d) the failure of Maker to pay any indebtedness for borrowed money due to any third person or entity or the existence of any other event of default under any loan, security agreement, mortgage or other agreement pertaining thereto binding maker, after the expiration of any notice and/or grace periods permitted in such documents; (e) the entry of a final judgment for the payment of money against the Maker, which within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of such stay; (f) the validity or enforceability of this Note is contested by Maker; or (g) Maker denies that it has any or any further liability or obligation hereunder.

This promissory Note is and shall be deemed to have been made and delivered in the State of Delaware and in all respects shall be governed and construed in accordance with the laws of that State. The Maker having had an opportunity to speak with legal counsel, consents to the jurisdiction of the courts located in the State of Delaware and the Maker irrevocably waives personal service of process and consents to process being served on the Maker in any suit, action or proceeding in connection with this Note by mailing a copy thereof via U.S. mail or by courier such as FedEx or UPS (in each case with evidence of delivery) to the Maker at Accredited Solutions, Attn: Eduardo Brito, CEO, 2810 N. Arcadia Ct #A-210, Palm Springs, CA 92262, and agrees that such mailing shall constitute good and sufficient service of process and notice thereof, provided however, that nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. In addition, the Maker irrevocably and unconditionally waives any objection which the Maker may now or hereafter have to the laying of venue of any of the aforesaid actions, suits, or proceeding arising out of or in connection with this Note brought in any of the Federal or State courts located in the State of Delaware, and hereby further irrevocably and unconditionally waives the right to plead or claim that any such action suit, or proceeding brought in any such court has been brought in an inconvenient forum.

Maker waives the right to interpose counterclaims or setoffs or any kind or description in any litigation arising hereunder. The Maker waives the right, in any litigation in which it and the Holder are adverse parties (whether or nor arising out of or in connection with this note) to trial by jury.

The word "Maker" shall include the Maker's representatives, successors and assigns and the word "Holder" shall include Holder's representatives, successors and assigns.

Maker and all endorsers of this Note hereby waive presentment for payment, demand for payment, notice of non-payment and dishonor, protest, and notice of protest; consent to any renewals, extensions and partial payments of this Note or the indebtedness for which it is given without notice to them, and consent that no such renewals, extensions or partial payments shall discharge any party hereto from liability hereon in whole or in part.

If this Note shall be placed with an attorney for collection, the Maker, endorsers and guarantors agree to pay all costs of collection, including reasonable attorneys' fees which shall be added to the amount due under this Note and shall be recoverable with the amount due under this Note and shall be a lien on any collateral securing this Note.

The Borrower acknowledges and agrees that sufficient consideration has passed to render the Note valid and enforceable, and waives any claim based on inadequate consideration.

[*Signature page follows*]

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above set forth.

ACCREDITED SOLUTIONS INC.

DocuSigned by:

By: ______________________
5D4E6243882E4CC...

Name: Eduardo Brito
Title: Chief Executive Officer

[*Signature page to Promissory Note*]